Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 8, 2005, accompanying the financial statements of ScissorTail Energy, LLC appearing in the Current Report of Copano Energy, L.L.C. on Form 8-K dated August 3, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

March 16, 2006